Exhibit 10.6

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the registrant customarily and actually treats that information as private or confidential and the omitted information is not material. Information that has been omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Mortgage Guarantee Contract of Building and Land

Mortgagee (Party A): 1. [***]; 2. [***].

Mortgagor (Party B): Xiangyang Yazhi New Energy Automobile Co., Ltd.

Whereas Party A, based on the Project Entry Agreement and Supplementary Agreement to the Project Entry Agreement, has entered into multiple agreements including the Loan Agreement, Promissory Note, Commitment Letter, Creditor’s Rights Investment Agreement, and Guarantee Letter with Party B from 2016 to the present, agreeing to lend Party B a total of RMB 694,598,000, with the loan interest and rates to be separately negotiated by both parties.

To ensure the realization of Party A’s creditor’s rights principal and related interests, Party B is willing to use its land and house, for which it has the right to dispose, as collateral. Party A agrees to accept Party B’s land and house as mortgage collateral. When mortgaging the house to Party A, the land use right within the scope of the house is also mortgaged to Party A. To clarify the rights and obligations of both Party A and Party B, both parties, on the principle of equality and voluntariness, agree to establish this contract regarding the mortgage of land and house, and to jointly abide by it.

Article 1 Collateral

1.1 The house used as collateral by Party B is located at High-tech Zone, Xiangyang City, with a total floor area of 110 thousand square meters. The property certificate number is: E (20XX) Xiangyang Real Estate Property Right No. . (Specifics subject to the registration status of the property certificate).

1.2 The land used as collateral by Party B is located at High-tech Zone, Xiangyang City, with an area of 308 thousand square meters. The land use right certificate number is: E (20XX) Xiangyang Real Estate Property Right No. . (Specifics subject to the registration status of the land use right certificate).

1.3 The provisional value of the above-mentioned collateral provided by Party B is ____/____ (Chinese Yuan in words), and its final value shall be based on the net value obtained from the actual disposal of the collateral when the mortgage right is realized.

Article 2 Scope of Mortgage Guarantee

2.1 The scope of mortgage guarantee includes the principal creditor’s rights, interest, liquidated damages, compensation, and all expenses incurred in realizing the creditor’s rights, with an amount of RMB 694,598,000 (including but not limited to litigation costs, notarization fees, arbitration fees, lawyer representation fees, property preservation fees, travel expenses, execution fees, appraisal fees, auction fees, etc.).

2.2 Party A may request Party B to fulfill the debt obligations at any time. When the debtor fails to fulfill its obligations, regardless of whether Party B provides other guarantees to Party A, Party A has the right to directly request Party B to assume the guaranteed responsibility within the scope of the guarantee.

Article 3 Period of Mortgage Guarantee: From the date of signing this contract to the date when Party A requests Party B to fulfill the debt obligations, a period of five years shall apply.

Article 4 Party B guarantees that the ownership of the aforementioned land and house is clear. In the event of property rights disputes or creditor’s rights disputes, Party B shall be responsible for resolving and bear the liability. Party B shall compensate for any economic losses caused to Party A as a result.

Article 5 During the mortgage period, Party B shall bear the obligation of maintenance and conservation for the mortgaged land and house, ensuring that the mortgaged land and house remain intact, and shall accept inspections and supervision by Party A at any time.

If the collateral is damaged due to improper use during the mortgage period, Party A has the right to request Party B to restore the land and house to their original state or provide new land and house approved by Party A as collateral. If Party B fails to meet the above conditions, Party A has the right to request early repayment of the principal and interest by the debtor.

Article 6 During the mortgage period, Party B shall not transfer or sell the mortgaged land and building without authorization, nor shall it create additional mortgages. Any such actions without the written consent of Party A shall be deemed invalid.

Article 7 During the mortgage period, if Party B undergoes division or merger, the party that inherits or separately assumes the mortgaged land and house after the change shall bear or separately bear the obligations stipulated in this contract. If Party B is declared dissolved or bankrupt, Party A has the right to request early exercise of the mortgage right and disposal of the mortgaged land and house.

Article 8 Party A and Party B hereby declare: the effectiveness of this contract is independent of the agreement on the principal loan of RMB 694,598,000. If the agreement on the principal loan is invalid, it shall not affect the effectiveness of this mortgage contract.

Article 9 After the signing of this contract, when Party A handles the mortgage registration procedures with the relevant real estate mortgage registration authority, Party B shall send a dedicated person to actively cooperate with the handling, carrying the property ownership certificates of the land and house. After the mortgage registration procedures are completed, the other property rights certificates of Party B’s real estate and land shall be kept by Party A.

Article 10 After this contract comes into effect, neither Party A nor Party B may unilaterally change or terminate the contract. If it is necessary to change or terminate this contract, it shall be agreed upon by both parties through consultation and reached in a written agreement. Prior to reaching such an agreement, all articles of this contract shall remain valid.

Article 11 In the event of a dispute during the execution of this contract, Party A and Party B shall attempt to resolve it through negotiation. If negotiation fails, either party may bring a lawsuit to the competent court where Party A is located.

Article 12 During the mortgage period, if the mortgaged land and house are demolished or renovated, Party B must promptly inform Party A and, depending on the specific circumstance, amend the mortgage contract or use the compensation received from the demolition or renovation of the land and house to repay the principal and interest owed to Party A, and jointly handle relevant registration procedures.

Article 13 This contract shall come into effect after being signed and sealed by three parties.

Article 14 This contract is made in five copies, with each party holding two copies and one copy retained by the relevant authority.

Party A (Signature & Seal):	[***]

Seal of [***]

[***]

Seal of [***]

Party B (Signature & Seal):	Xiangyang Yazhi New Energy Automobile Co., Ltd.

Seal of Xiangyang Yazhi New Energy Automobile Co., Ltd.

Contract Signing Date: June 20, 2023